EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Teekay Tankers Ltd.:

(1)	No. 333-148055 and No. 333-194404 on Form S-8 pertaining to the Teekay Tankers Ltd. 2007 Long-Term Incentive Plan;

(2)	No. 333-196915 on Form F-3 and related prospectus and prospectus supplements for registration of up to $200,000,000 of its Class A common stock; and

(3)	No. 333-205643 on Form F-3 and related prospectus and prospectus supplements for registration of up to $150,000,000 of its Class A common stock,

of our reports dated April 27, 2016, with respect to the consolidated financial statements as at December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 20-F of Teekay Tankers Ltd. Our report on the consolidated financial statements refers to the retrospective change in the Company’s method of accounting for debt issuance costs effective December 31, 2015 due to the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs. Our report dated April 27, 2016 on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states Teekay Tankers Ltd. acquired the SPT ship-to-ship transfer business during 2015, and that management excluded this acquired business’s internal control over financial reporting from its assessment of the effectiveness of Teekay Tankers Ltd.’s internal control over financial reporting as of December 31, 2015 and we have excluded this acquired business from our evaluation of internal control over financial reporting.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

April 27, 2016